Exhibit 19.1

NORTH EUROPEAN OIL ROYALTY TRUST
POLICY ON INSIDER TRADING

This Insider Trading Policy (this “Policy”) describes the standards of North European Oil Royalty Trust (the “Trust”) on trading, and causing the trading of, the Trust’s securities or securities of certain other publicly traded companies while in possession of confidential information.

This Policy is divided into two parts:

1.	Part I covers prohibition on trading in certain circumstances and applies to all Trustees and employees of the Trust and their respective immediate family members; and

2.
Part II covers special additional trading restrictions and applies to all (i) Trustees, (ii) employees of the Trust, (iii) any persons whom the Compliance Officer may designate as Insiders because they have access to material nonpublic information concerning the Trust, including Trustees and officers of the Trust (together with the Trustees, “Trust Insiders”), and (iv) immediate family members (collectively, “Covered Persons”).

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Trust to make decisions to purchase, sell, give away or otherwise trade the Trust’s securities or to provide that information to others outside the Trust. The prohibitions against insider trading apply to trades, tips, and recommendations by virtually any person, including all persons associated with the Trust, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any Trustee or employee who buys or sells Trust securities on the basis of material nonpublic information that he or she obtained about the Trust, its customers, suppliers, or other companies with which the Trust has contractual relationships or may be negotiating transactions.

PART I

1.	Applicability.

This Policy applies to all trading or other transactions in the Trust’s securities, including units of beneficial interest, options, and any other securities that the Trust may issue, such as preferred units, notes, bonds, and convertible securities, as well as to derivative securities relating to any of the Trust’s securities, whether or not issued by the Trust. This Policy applies to all Trustees, employees of the Trust, and their respective family members.

2.	General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information.

(a) No Trustee or employee or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Trust security, whether or not issued by the Trust, while in possession of material nonpublic information about the Trust. (The terms “material” and “nonpublic” are defined in Part I, Section 3(a) and (b) below.)

(b) No Trustee or employee or any of their immediate family members who knows of any material nonpublic information about the Trust may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Trust’s authorization.

(c) No Trustee or employee or any of their immediate family members may purchase or sell any security of any other company, whether or not issued by the Trust, while in possession of material nonpublic information about that company or that could affect the share price of that company, when that was obtained in the course of his or her involvement with the Trust. No Trustee or employee or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Trust’s authorization.

(d) For compliance purposes, you should never trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).

(e) Covered Persons must “pre-clear” all trading in securities of the Trust in accordance with the procedures set forth in Part II, Section 3 below.

3.	Definitions.

          (a) Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) significant changes in the Trust’s prospects;

(ii) significant write-downs in assets or increases in reserves;

(iii) developments regarding significant litigation or government agency investigations;

(iv) liquidity problems;

(v) changes in earnings estimates or unusual gains or losses relating to the operating companies, exploration or drilling activities or well production;

(vi) major changes in the Trust’s management;

(vii) changes in distributions;

(viii) extraordinary borrowings;

(ix) major changes in accounting methods or policies;

(x) award or loss of a significant contract;

(xi) cybersecurity risks and incidents, including vulnerabilities and breaches;

(xii) changes in debt ratings;

(xiii) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

(xiv) offerings of Trust securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations, or price of securities should it occur. Thus, information concerning an event that would have a large effect on the price of securities, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

(b) Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in an official announcement by the Trust and in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. This means through a widely disseminated press release or in a filing made with the SEC. Even after public disclosure of information about the Trust, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i) information available to a select group of analysts or brokers or institutional investors (to the extent not required to be disclosed publicly under Regulation FD of the SEC);

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to the Trust on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

(c) Compliance Officer. The Trust has appointed John R. Van Kirk, the current Managing Director of the Trust, as the Compliance Officer for this Policy (except with respect to his own trades, for which the Chairman of the Audit Committee of the Trust is so designated). The duties of the Compliance Officer include, but are not limited to, the following:

(i) assisting with implementation and enforcement of this Policy;

(ii) circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii) pre-clearing all trading in securities of the Trust by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below;

(iv) providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below; and

(v) providing a reporting system with an effective whistleblower protection mechanism.

4.	Violations of Insider Trading Laws.

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Trust and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b) Trust-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Trust, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer, and must be provided before any activity contrary to the above requirements takes place.

5.	Inquiries. If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer at jvankirk@neort.com or (732) 741-4008.

PART II

1.	Blackout Periods. All Covered Persons are prohibited from trading in the Trust’s securities during blackout periods as defined below.

(a) Quarterly Blackout Periods. Trading in the Trust’s securities is prohibited during the period beginning at the close of the market on two weeks before the end of each fiscal quarter and ending at the close of business on the second trading day following the date the Trust’s financial results are publicly disclosed and Form 10-Q or Form 10-K is filed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Trust’s financial results.

(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Trust (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Trust may impose special blackout periods during which Covered Persons are prohibited from trading in the Trust’s securities. If the Trust imposes a special blackout period, it will notify the Covered Persons affected. Covered Persons may not disclose to anyone other than those who are also subject to the same “other blackout period” the existence of such period.

2.	Exceptions.

(a) Approved 10b5-1 Plans. The trading restrictions in this Policy do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that:

(i) has been reviewed and approved in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer in advance of any subsequent trades);

(ii) was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Trust, and is operated in good faith;

(iii) gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Trust; or explicitly specifies the security or securities to be purchased or sold, the number of securities, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(iv) otherwise meets the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, including cooling-off periods, restrictions on multiple overlapping plans and other requirements.

(b) Other Exceptions. The trading restrictions in this Policy also do not apply to:

(i) the transfer of units to an entity that does not involve a change in the beneficial ownership of the units (for example, transferring units from one brokerage account to another brokerage account that you control, or to an inter vivos trust of which you are the sole beneficiary during your lifetime); and

(ii) any other transaction, the specific facts of which are reviewed by the Compliance Officer and determined by the Compliance Officer not to constitute a violation of applicable insider trading law.

2.	Trading Window.

Covered Persons are permitted to trade in the Trust’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the close of business on the second trading day following the date the Trust’s financial results are publicly disclosed and Form 10-Q or Form 10-K is filed and ending on the close of the market on two weeks before the end of each fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Trust’s securities until the information has been made publicly available or is no longer material. In addition, the Trust may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3.	Pre-clearance of Securities Transactions.

(a) Because Trust Insiders are likely to obtain material nonpublic information on a regular basis, the Trust requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Trust’s securities.

(b) Subject to the exemption in subsection (d) below, no Trust Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge, or loan of) any Trust security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(c) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Trust Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4.	Prohibited Transactions.

(a) Trust Insiders are prohibited from trading in the Trust’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Trust, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Trust, due to a temporary suspension of trading by the Trust or the plan fiduciary.

(b) Covered Persons, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Trust’s securities unless advance approval is obtained from the Compliance Officer:

(i) Short-term trading. Trust Insiders who purchase or sell Trust securities may not sell or purchase any Trust securities of the same class for at least six months after the purchase or sale, respectively;

(ii) Short sales. Trust Insiders may not sell the Trust’s securities short;

(iii) Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Trust’s securities;

(iv) Trading on margin or pledging. Covered Persons may not hold Trust securities in a margin account or pledge Trust securities as collateral for a loan; and

(v) Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Trust securities.

5.	Acknowledgment and Certification. All Covered Persons are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Trust’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

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